UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2005

SEGMENTZ, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-49606	03-0450326
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

18302 Highwoods Preserve Parkway, Suite 100, Tampa, FL 33647

(Address of principal executive offices – zip code)

(813) 989-2232

(Registrant’s telephone number, including area code)

Not applicable

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 TERMINATION OF MATERIAL DEFINITIVE AGREEMENT

On June 29, 2005, as part of the restructuring plan to consolidate the headquarters to Buchanan Michigan, Segmentz, Inc. (“Segmentz”) terminated the employment agreement of Andrew J. Norstrud, their Chief Financial Officer. Andrew J. Norstrud will continue to work for Segmentz, Inc. as their Chief Financial Officer as an at will employee under his current salary and benefits. Segmentz paid Andrew J. Norstrud a one time fee of $135,000 and transferred some non-material assets for the termination of the contract. The agreement is filed herewith as Exhibit 10.5.

ITEM 2.01 COMPLETION OF ACQUISITION OF DISPOSITION OF ASSETS

On July 1, 2005, Segmentz, Inc. (“Segmentz”) entered into an agreement with TTSI Holdings, Inc., and Paul Temple to sell certain assets of approximately $330,250 in value and provide a $250,000 line of credit for one year at a rate of 6%, which is secured by accounts receivables. TTSI Holdings, Inc., and Paul Temple will pay Segmentz the fair market value of the assets sold through a $105,000, six year term note at a rate of 6% and 265,000 shares of Segmentz, Inc. common stock.

Copies of the following documents are attached hereto as exhibits 10.1 through 10.4: Asset Purchase Agreement, Loan Agreement, Line of Credit Agreement and Security Agreement.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statement Information

The Disposed Assets are not significant as defined in the SEC Regulations and therefore Financial Information is not required.

(b)	Pro Forma Financial Information

The Disposed Assets are not significant as defined in the SEC Regulations and therefore Pro Forma Financial Information is not required.

(c)	Exhibits

10.1	Asset Purchase Agreement between Segmentz, Inc., and TTSI Holdings, Inc., and Paul Temple.

10.2	Loan Agreement between Segmentz, Inc., and TTSI Holdings, Inc., and Paul Temple, dated July 1, 2005.

10.3	Line of Credit Agreement between Segmentz, Inc., and TTSI Holdings, Inc., and Paul Temple, dated July 1, 2005.

10.4	Security Agreement between Segmentz, Inc., TTSI Holdings, Inc., and Paul Temple, dated July 1, 2005.

10.5	Contract Termination Agreement between Segmentz, Inc. and Andrew J. Norstrud, dated June 29, 2005.

99.1	Press Release dated July 5, 2005.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEGMENTZ, INC.

By:	/s/ Andrew J. Norstrud
Name:	Andrew J. Norstrud
Title:	Chief Financial Officer

Date: July 5, 2005